Filed pursuant to Rule 433(d)

Registration No. 333-192267

Dated March 10, 2014

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2024

Legal Format:	SEC Registered

Principal Amount:	$425,000,000

Coupon:	3.60%

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on October 1, 2014

Trade Date:	March 10, 2014

Settlement Date:	March 13, 2014 (T+3)

Maturity:	April 1, 2024

Treasury Benchmark:	2.75% due February 15, 2024

US Treasury Spot:	99-24+

US Treasury Yield:	2.777%

Spread to Treasury:	+83 basis points

Re-offer Yield:	3.607%

Price to Public (Issue Price):	99.940% of principal amount

Optional Redemption:	Prior to January 1, 2024, Make Whole Call at T+15 basis points. On or after January 1, 2024, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC

Co-Managers:	Scotia Capital (USA) Inc.
BNY Mellon Capital Markets, LLC

RBS Securities Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
SMBC Nikko Securities America, Inc.

CUSIP / ISIN:	695114 CR7 / US695114CR72

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674, Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848 and RBC Capital Markets, LLC at (866) 375-6829.